EXHIBIT 10.1



                           [AMERICOM USA, INC. LETTERHEAD]
                                  February 18, 1999



Steven L. Green
339 North 7th Street
Grover Beach, CA 93433

                    Re: S-8 Issuance

Dear Steve:

As you are well aware the Company has successfully achieved its objectives in becoming a publicly trading company. Your efforts have been instrumental in achieving this goal. As a token of our appreciation, the Board of Directors has decided to issue you 20,000 common shares of AmeriCom USA, Inc. The Board will undertake to register the shares on Form S-8 in order that they will be free trading.

Once again, thank you for your efforts.


Yours very truly,

/s/ Robert M. Cezar
Chairman of the Board